Exhibit 99.1

June 30, 2005

FOR IMMEDIATE RELEASE

Washington Mutual Announces

New President of its Home Loans Division

SEATTLE – Washington Mutual, Inc. (NYSE:WM) today announced that it has hired David C. Schneider to be president of its Home Loans Division.  Effective August 8, he will oversee all aspects of the company’s home loans business, including its industry leading sales production team and $730 billion mortgage servicing portfolio, reporting to Washington Mutual President and Chief Operating Officer Steve Rotella.  He will also become a member of Washington Mutual’s Executive Committee.

Schneider assumes the reins of the Home Loans Division from Rotella who has served as acting head of the business since March.  The company announced its search for a permanent head of the Home Loans Division at that time.

Schneider previously served as president and chief operating officer of St. Louis-based CitiMortgage, Inc.  He brings to Washington Mutual a wealth of experience in mortgage lending, consumer lending, retail banking and corporate finance.

 “David Schneider has a proven track record of success in leading and growing a national home lending business, as well as solid experience with cross selling home loans across a retail banking network and other distribution channels,” said Rotella.  “This powerful combination makes him an excellent addition to the Washington Mutual senior management team.”

Schneider is the most senior new-hire to join Washington Mutual’s Home Loans business over the past six months, resulting in what Rotella calls “one of the most experienced and talented teams in the industry.”

While at CitiMortgage, Schneider led the organic growth of the company and the successful integration of two acquired mortgage companies, First Nationwide and Principal Residential.  He also engineered several successful growth and operational efficiency initiatives that resulted in notable improvements in loan processing times, deeper mortgage product penetration among retail bank and brokerage customers, and a significant increase in home loan market share.

“We’re confident that David Schneider’s broad financial services experience and proven ability to create synergies between home loans and other retail businesses fits well with our plans to grow within and across all our businesses,” Rotella added.

Prior to joining CitiMortgage in April 2001, Schneider, 39, served as executive vice president of Retail Banking for Old Kent Financial Corporation, a Michigan-based commercial bank holding company that was acquired by Fifth Third Bancorp in 2001.  He joined Old Kent in June 1992 and served as chief financial officer of Old Kent Mortgage until 1997.  He left the company for one year to serve as a managing partner of Stratmor Group, a consulting and investment banking firm specializing in the mortgage banking industry, but later returned to Old Kent to head up its retail banking unit with responsibility for the company’s consumer deposits, consumer lending, business banking, and leasing operations.  He also oversaw the branch network and its direct banking unit -- telephone banking, internet banking, debit cards and ATM network.

Schneider currently is president of the Consumer Mortgage Coalition and is a member of the Housing Policy Council’s Executive Committee.

Schneider holds a BSBA in accounting from Babson College in Wellesley, Massachusetts, and an MBA from Indiana University.  He is also a licensed CPA.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients.  At March 31, 2005, Washington Mutual and its subsidiaries had assets of $319.70 billion.  Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

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Media Contacts:

Adrian Rodriguez

(206) 377-3268

Adrian.rodriguez@wamu.net

Sheri Pollock

(206) 377-2138

sheri.pollock@wamu.net

 Investor Relations Contact:
Alan Magleby
(206) 490-5182 or (212)326-6019
alan.magleby@wamu.net

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